Exhibit 99.1

Conference call:                                                                                               Today, Wednesday, November 7, 2007 at 4:30 P.M. EST

Webcast / Replay URL:                                                         www.wave.com or www.earnings.com

Dial-in numbers:                                                                                                212-896-6169 or 415-537-1841

Wave Q3 2007 Revenues Rise to a Record

$1.7 Million Driven by Strength in PC OEM Royalties

Lee, MA — November 7, 2007 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) today reported results for the third quarter (Q3) of 2007 and reviewed recent corporate progress and developments.  In today’s Q3 conference call, management plans to review the progress of enterprise upgrade activity.

Principally reflecting an increase in license revenues in Q3 2007 versus last year, Wave’s Q3 2007 net revenues rose to $1,734,000, compared to Q3 2006 net revenues of $846,000.  The improvement in license revenues was principally due to increased royalties from shipments of Wave software by Wave’s leading OEM partner.  Gross profit for Q3 2007 rose to $1,524,000 or 87.9% compared to $643,000 or 76.0% in Q3 2006.

For Q3 2007 Wave reported a net loss of $4,778,000, or $0.10 per basic and diluted share, compared to a Q3 2006 net loss of $4,487,000, or $0.12 per basic and diluted share.  The increased net loss reflects increased spending in both research and development and selling, general and administrative expenses, principally reflecting increased headcount largely in sales and customer support and engineering, as well as higher professional fees, stock option expense, rent and travel expenses.  Per-share figures are based on a weighted average number of basic shares outstanding in the third quarters of 2007 and 2006 of 49,737,000 and 37,800,000, respectively.

As of September 30, 2007, Wave had total current assets of $9.6 million, including cash and equivalents of $7.8 million, and no long-term debt.

Steven Sprague, Wave’s president and CEO, commented, “Our Q3 results reflect continued growth principally as a result of the deployment of our trusted computing solutions via our OEM partners.  Year-to-date our EMBASSY Trust Suite software has shipped on over 13 million PCs this year, bringing our total shipments to over 17 million.  As the installed base of Trusted Platform Modules (TPMs) increases and trusted computing becomes more prevalent, we are seeing growing interest in the use of the technology.  During Q3 and into Q4, we are seeing a healthy increase in demand for software upgrades.

“With the commercial availability of Seagate’s Momentus 5400 (Full Disc Encryption) (FDE) hard drive solutions starting in the third quarter, we have realized a significant uptake in interest in Wave’s trusted computing software solutions.  While the revenue contribution from this source was minimal in the third quarter, there is strong interest in our product.  We have already successfully closed a number of initial enterprise sales in a variety of industries, and our pipeline of opportunities is growing.  In addition to the activity around full disc encryption, we have seen a tremendous up-tick in interest in the TPM.  Many customers are considering the deployment of both solutions and in particular, they are looking at the authentication capabilities of TPMs and biometrics as well as Wave’s software to manage those devices.

“Our company-wide imperative is to focus on our current sales opportunities.  At the same time, we have worked to expand the reach of our sales and marketing effort through recently forged sales relationships with Safend, Convergent Computing and Ping Identity.  Seeking additional complementary partner relationships remains another important component of our effort to expand awareness of our solutions on both an application-specific and geographic basis.”

Summary of recent progress/developments:

(for more details, please visit www.wave.com):

Commercial availability of FDE drives bundled with Wave software via leading PC OEM:  During Q3 2007, Wave’s leading PC OEM partner launched commercial availability of FDE drives, bundled with Wave’s software, for certain of its enterprise laptop PCs.

Wave Announces Support for Intel Danbury Technology:  In September at Intel Developers Forum, Intel announced its plans for its next generation chipsets to incorporate an integrated Trusted Platform Module (TPM) along with a new data encryption technology codenamed “Danbury Technology.”

Expands Sales & Marketing Reach with Convergent Computing: In early October, Wave executed a strategic partnership with Convergent Computing, (CCO), a California-based technology services consulting firm for medium and large businesses.  CCO will advise its clients in California, Oregon and Washington on the use and implementation of Wave’s EMBASSY line of trusted computing solutions.

Wave and Safend Team in Sales Referral Agreement: In late October, Wave and Safend, Inc, a leading provider of data leakage prevention solutions entered a sales referral agreement.

Ping Identity and Wave Provide Strong Authentication for Federated Single Sign-On: In late September, Ping Identity, a market leader in secure Internet single sign-on, and Wave demonstrated how their respective, standards-based products can be integrated to provide strong multifactor authentication of individual identity and then federate that identity from the desktop to any standards-based Web application.  The combined solution can allow enterprise customers to achieve stronger user authentication security and single sign-on access to data and services inside and outside the enterprise network.

Intel Desktop Boards Bundled with EMBASSY Trust Suite Software began Shipping: In late August, Wave announced that its latest edition of EMBASSY Trust Suite software began shipping with the new series of desktop motherboards from Intel Corporation.  Intel® Desktop Boards Executive Series is the fifth generation of Intel boards to include Wave’s software.

TVTonic Secures Weather Channel and Next New Networks Content Licenses: In late October, Wavexpress entered content licenses with The Weather Channel and Next New Networks.  The licenses will enable TVTonic viewers to access the latest weather reports on demand via 10 new channels that span both national and regional weather, as well as a dozen new channels from Next New Networks’ micro-television network.  The licenses bring to over 380 the number of channels of online video content available via TVTonic.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure.  Wave is a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors.  Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.  For more information about Wave, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.

Contact:
Gerard T. Feeney, CFO	David Collins, Ratula Roy

Wave Systems Corp.

Jaffoni & Collins

413/243-1600	212-835-8500
info@wavesys.com	wavx@jcir.com

Wave Systems Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands)
(Unaudited)

	September 30, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$7,754	$7,966
Accounts receivable, net	1,353	636
Prepaid expenses	453	207
Total current assets	9,560	8,809

Property and equipment, net	605	420
Other assets	135	131
Total Assets	10,300	9,360

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	2,818	3,036
Deferred revenue	478	404
Total current liabilities	3,296	3,440

Total Stockholders’ Equity	7,004	5,920
Total Liabilities and Stockholders’ Equity	$10,300	$9,360

Wave Systems Corp. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three months ended September 30		Nine months ended September 30,
	2007	2006	2007	2006

Net revenues:
Licensing	$1,717	$827	$4,354	$1,818
Services	17	19	78	432
Total net revenues	1,734	846	4,432	2,250

Cost of sales:
Licensing	199	197	559	493
Services	11	6	21	281
Total cost of sales	210	203	580	774

Gross profit	1,524	643	3,852	1,476

Operating expenses:
Selling, general and administrative	3,707	2,998	11,093	9,400
Research and development	2,725	2,163	7,688	6,176
Total operating expenses	6,432	5,161	18,781	15,576

Operating loss	(4,908)	(4,518)	(14,929)	(14,100)

Other income:
Interest income	130	31	265	79
Other	—	—	—	3
Total other income	130	31	265	82

Net loss	$(4,778)	$(4,487)	$(14,664)	$(14,018)

Loss per common share — basic and diluted	$(0.10)	$(0.12)	$(0.32)	$(0.40)

Weighted average number of common shares outstanding during the period	49,737	37,800	45,637	35,279

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